                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                         Filed by the Registrant [ X ]

                Filed by a Party other than the Registrant [   ]

                           Check the appropriate box:

[   ] Preliminary Proxy Statement      [   ] Confidential, for Use of the
                                             Commission Only (as permitted
                                             by Rule 14a-6(e)(2))

                        [ X ] Definitive Proxy Statement

                     [   ] Definitive Additional Materials

         [   ] Soliciting Material Pursuant to Section 240.14a-11(c) or
                               Section 240.14a-12

                                ARCH COAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

            [   ] Check box if any part of the fee is offset as provided by
            Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

Notes:

                            [ARCH COAL, INC. LOGO]

       CityPlace One, Suite 300, St. Louis, Missouri 63141 (314) 994-2700

                                 March 12, 1999

     To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Arch Coal, Inc. (the "Company") which will be held at the Company's headquarters at CityPlace One, Suite 300, St. Louis, Missouri, in the lower level auditorium, on Friday, April 9, 1999, at 10:00 a.m., local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter.

     We hope that you will be present at the meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt return of your proxy card will be greatly appreciated.

     The Company's Annual Report for 1998 is also enclosed.

                                          Sincerely yours,

                                          /s/ James R. Boyd

                                          James R. Boyd
                                          Chairman of the Board

                                          /s/ Steven F. Leer

                                          Steven F. Leer
                                          President and Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                                ARCH COAL, INC.
                            TO BE HELD APRIL 9, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of Arch Coal, Inc. ("Arch Coal" or the "Company") will be held at the Company's headquarters, CityPlace One, Suite 300, St. Louis, Missouri, in the lower level auditorium, on Friday, April 9, 1999, at 10:00 a.m., local time, for the following purposes:

     1. To elect twelve (12) directors each to serve until the Annual Meeting of the Stockholders in 2000 and until their successors are duly elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for 1999.

     3. To transact such other business as may properly come before the Annual Meeting.

     The close of business on March 8, 1999 has been fixed as the record date for the Annual Meeting. All holders of Common Stock of record at that time will be entitled to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of directors. A list of stockholders will be open for examination by any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company, CityPlace One, Suite 300, St. Louis, Missouri.

     The Annual Meeting may be adjourned from time to time without notice other than an announcement at the meeting, or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

                                          By Order of the Board of Directors,

                                          /s/ Jeffry N. Quinn

                                          JEFFRY N. QUINN
                                          Senior Vice President -- Law and Human
                                          Resources
                                          Secretary and General Counsel
St. Louis, Missouri
March 12, 1999

       NOTE: IT IS IMPORTANT YOUR SHARES BE VOTED AT THE ANNUAL MEETING.
                    Please sign, date and return your proxy
                            as promptly as possible.

                                ARCH COAL, INC.

                            CITYPLACE ONE, SUITE 300
                           ST. LOUIS, MISSOURI 63141

                                 (314) 994-2700

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 9, 1999

     This Proxy Statement and the form of proxy enclosed herewith are furnished in connection with the solicitation of proxies by the Board of Directors of Arch Coal, Inc. ("Arch Coal" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, April 9, 1999, at 10:00 a.m., local time, and at any adjournment thereof, at Arch Coal's principal executive offices located at CityPlace One, St. Louis, Missouri, in the lower level auditorium. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is March 12, 1999. An annual report to stockholders, including financial statements for the year ended December 31, 1998, is enclosed with this Proxy Statement.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the directions made thereon by the stockholders. Unless otherwise indicated, a proxy will be voted FOR the election of the nominees for director named below, and FOR ratification of the appointment of Ernst & Young LLP, independent public accountants, as the Company's auditors for the year ending December 31, 1999, and in the discretion of the proxies on any other matter properly before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof, but such revocation shall not be effective unless written notice thereof has been given to the Secretary of the Company. A proxy may also be revoked by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the meeting prior to the voting of the proxy.

     Only the holders of record of shares of Common Stock, par value $.01 per share ("Common Stock"), of Arch Coal at the close of business on March 8, 1999, are entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of Directors. Cumulative voting means that a stockholder has the right, in person or by proxy, to multiply the number of votes to which such stockholder is entitled by virtue of his or her share ownership by the number of Directors to be elected and cast this total number of votes for any one nominee, or to distribute the total number of votes, in any proportion, among as many nominees as the stockholder desires, up to the number of Directors to be elected. The named proxies will have the right to vote cumulatively and to distribute votes among nominees as they deem advisable. On all other matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote. As of February 26, 1999, there were 38,667,981 shares of Common Stock issued and outstanding.

     The holders of a majority of the outstanding shares of stock, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, abstentions will be included in the computation of the number of shares of Common Stock that is present. Approval of the proposal to ratify the appointment of independent auditors for 1999 will each require the affirmative vote of the holders of a majority of the shares of Common Stock that are present or represented at the Annual Meeting and entitled to vote. If your proxy card is specifically marked as abstaining from voting, your shares will, in effect, be voted against this proposal. Broker non-votes will not be counted as being entitled to vote on a proposal and will not affect the outcome of the vote on such proposal.

     Whole shares of Common Stock credited to the account of a participant in Arch Coal's Dividend Reinvestment Plan will be voted in accordance with the proxy card returned by the participant. The shares of Common Stock held under the Arch Coal, Inc. Employee Thrift Plan will be voted by its Trustee in accordance with the instructions received by participants and, if a participant does not provide instructions, the Trustee will vote the shares for which no instructions are received in the same proportion as shares for which instructions are received from other participants.

                             ELECTION OF DIRECTORS
                         (PROPOSAL 1 ON THE PROXY CARD)

     Under the Company's Restated Certificate of Incorporation and By-laws, the Board of Directors is to consist of such number of directors as is determined from time to time by a two-thirds vote of the Board. The Board of Directors has determined that the number of Directors constituting the whole Board shall be twelve. Mr. John R. Hall will retire at the end of the current term. All of the nominees have consented to serve if elected.

     At the Annual Meeting, twelve directors are to be elected, each to hold office until the next annual election of directors and until a successor is elected and qualified. In the election, the twelve persons who receive the highest number of votes cast will be elected.

     It is the intention of the persons named in the enclosed proxy (Messrs. Steven F. Leer and Jeffry N. Quinn), unless otherwise instructed in any form of proxy, to vote FOR the election of the twelve nominees named below. Such proxy holders also may vote such shares cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. The Company has no reason to believe that any of the nominees will not be available for election as Directors. The Company is soliciting and the proxy holders are being granted discretionary authority to cumulate and to vote the shares of stock as they determine. If stockholders do not wish to confer authority to cumulate their votes as provided in the proxy, stockholders may exercise their right to cumulate votes in the election of Directors by attending the meeting and voting in person.

NOMINEES FOR DIRECTOR

                                                                   SERVED AS A
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS  DIRECTOR SINCE
----------------------------------------------------------------  --------------
PHILIP W. BLOCK, 51...........................................
  Administrative Vice President of Human Resources of Ashland
     Inc. (a multi-industry company with operations in
     chemicals, motor oil and car care products and highway
     construction)
JAMES R. BOYD, 52.............................................         1990
  Chairman of the Board of Arch Coal, Inc. and Senior Vice
     President and Group Operating Officer of Ashland Inc.
PAUL W. CHELLGREN, 56.........................................         1997*
  Chairman of the Board and Chief Executive Officer of Ashland
     Inc.
  He is also a director of Ashland Inc., PNC Bank Corp., PNC
     Bank, N.A. and Medtronic, Inc.
IGNACIO DOMINGUEZ URQUIJO, 53.................................         1998
  Chairman of the Board of Sociedad Espanola de Carbon Exterior
     S.A ("Carboex") (a fuel trading firm belonging to Endesa
     Group, the leading Spanish utility company) and Senior Vice
     President, Endesa Group (the largest Spanish utility
     company)
  He is also a director of SEVILLANA DE ELECTRICIDAD (C.S.E.) (a utility company belonging to Endesa Group, serving the
     southern portion of Spain).

                                                                   SERVED AS A
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS  DIRECTOR SINCE
----------------------------------------------------------------  --------------
THOMAS L. FEAZELL, 61.........................................         1997*
  Senior Vice President of Ashland Inc.
  He is a director of National City Bank of Ashland, Kentucky.
ROBERT L. HINTZ, 68...........................................         1997*
  Chairman of the Board, R. L. Hintz & Associates (a management consulting firm)
  He is a director of Reynolds Metals Company, Scott &
     Stringfellow Financial, Inc., and Chesapeake Corporation.
DOUGLAS H. HUNT, 46...........................................         1995
  Director of Acquisitions of Petro-Hunt Corporation (a private oil and gas exploration and production company)
STEVEN F. LEER, 46............................................         1992
  President and Chief Executive Officer of Arch Coal, Inc.
  He is a director of Norfolk Southern Corporation and
     Mercantile Trust Company, N. A.
  Mr. Leer also serves as a director of the Center for Energy and Economic Development, Vice-Chairman, National Coal
     Council and Chairman of the National Mining Association.
JAMES L. PARKER, 61...........................................         1995
  President of Hunt Petroleum Corporation (a private oil and gas exploration and production company)
A. MICHAEL PERRY, 62..........................................         1998
  Chairman of Bank One, West Virginia, N.A.
  He is also a director of Champion Industries, Inc.
J. MARVIN QUIN, 51............................................         1997*
  Senior Vice President and Chief Financial Officer of Ashland
     Inc.
  He also serves as a director of Kentucky Electric Steel, Inc.
THEODORE D. SANDS, 53.........................................         1999
  President of HAAS Capital, LLC (a private consulting and
     investment company)

---------------

* Prior to the merger of Ashland Coal, Inc. and the Company that occurred July 1, 1997 (the "Ashland Merger"), Messrs. Chellgren, Feazell, Hintz and Quin served as directors of Ashland Coal, Inc. from 1981, 1981, 1993 and 1992, respectively.

     Each nominee has had the same position or other executive positions with the same employer during the past five years except as follows:

     Mr. Dominguez was the General Manager of SE.PI (a Spanish government holding group) from 1996 to 1998 and served as General Manager for Processing Industries of TENEO (also a Spanish government holding group), and its predecessor, I.N.I. from 1992 to 1996.

     Mr. Sands retired as Managing Director, Investment Banking for the Global Metals/Mining Group of Merrill Lynch & Co. in February 1999.

     Additionally, effective March 31, 1999, Mr. Feazell will retire as Senior Vice President of Ashland Inc.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     During 1998 the Board held eight meetings and all current directors attended more than 75 percent of the meetings of the Board or their respective Board Committees. The Board has four standing committees: the

Audit Committee, the Committee on Directors, the Finance Committee and the Personnel and Compensation ("P&C") Committee.

     The Audit Committee, comprised of Mr. Hintz (Chairman) and Messrs. Dominguez, Hunt, Parker, Perry and Sands met three times during 1998. Its duties include recommending Arch Coal's independent auditors, reviewing the scope and results of external and internal audits, reviewing internal accounting controls, reviewing significant changes in accounting principles, approving in advance all substantial services which are not audit-related to be provided by the independent auditors, obtaining and reviewing reports on legal compliance and reviewing material litigation and related matters, if any.

     The Committee on Directors is comprised of Mr. Chellgren (Chairman) and Messrs. Feazell, Hintz, Hunt and Leer. The Committee on Directors met three times during 1998. Its functions include the recruitment and recommendation to the Board of Directors of nominees for Directors, the oversight of the annual evaluation of Directors and the review and recommendation of the Directors' compensation program. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. At any meeting of stockholders, the chairman or presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedures specified in the bylaws.

     The Finance Committee is comprised of Mr. Parker (Chairman) and Messrs. Boyd, Dominguez, Leer, Perry, Quin and Sands. It met four times in 1998. This Committee reviews and approves fiscal policies relating to the Company's financial structure, including its debt, cash and risk management. It also reviews and recommends to the Board appropriate action with respect to significant financial matters, major capital expenditures and acquisitions, and funding policies of the Company's employee benefit plans.

     The P&C Committee is comprised of Mr. Feazell (Chairman) and Messrs. Boyd, Chellgren, Hall and Hunt. It met three times during 1998. The duties of this Committee include the approval of the compensation of senior executives of the Company and its subsidiaries above specified dollar levels and the selection of participants and awards under Arch Coal's incentive plans. The P&C Committee also establishes policies regarding compensation, position evaluations, transfers, and terminations. In addition, it provides oversight of Arch Coal retirement, savings and other benefit plans. The functions of the Stock Incentive Committee, to establish policies and administer all stock based compensation plans, were assumed by the Board of Directors in April 1998 when the Stock Incentive Committee was disbanded. The Stock Incentive Committee did not meet in 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 26, 1999, unless otherwise noted, concerning ownership of the outstanding Common Stock by those persons known to Arch Coal to be the beneficial owner of more than 5% of the total outstanding Common Stock; each director or nominee for a director; each of the executive officers named in the Summary Compensation Table; and all directors and executive officers as a group. Except as noted and for Common Stock acquired by means of dividend reinvestments under the Company's Dividend Reinvestment Plan in respect of dividends that will be payable to holders of record on March 8, 1999, the listed persons have no other right to acquire beneficial ownership of Common Stock exercisable within 60 days. Ashland Inc. owns Common Stock representing approximately 56% of the voting power of Arch Coal, and has the power to elect a majority of the Board of Directors. Pursuant to an Agreement between the Company, Ashland Inc. and Carboex, the Company has agreed to nominate for election as a Director of the Company a person designated by Carboex, and Ashland Inc. has agreed to vote sufficient shares of the Common Stock in a manner sufficient to cause the election of such nominee. Pursuant to such Agreement, Ashland Inc. will vote its shares of Common Stock in favor of the election of Mr. Ignacio Dominguez as a Director. Each stockholder listed below has sole voting and dispositive power with respect to the Common Stock listed, unless otherwise noted.

                                                                  NUMBER          PERCENT
BENEFICIAL OWNER                                                OF SHARES         OF CLASS
----------------                                                ----------        --------
Ashland Inc.................................................    21,743,284          56.2%
P.O. Box 391
Covington, Kentucky 41012
Hunt Coal Corporation.......................................    2,199,659            5.7
5000 Thanksgiving Tower
Dallas, Texas 75201
Philip W. Block(1)..........................................          400
James R. Boyd(1)............................................        5,000           *
Paul W. Chellgren(1)........................................        8,434           *
Ignacio Dominguez Urquijo(2)................................           --           --
Thomas L. Feazell(1)........................................          929(3)        *
John R. Hall................................................       10,500(4)        *
Robert L. Hintz.............................................        1,000           *
Douglas H. Hunt.............................................        8,000           *
Patrick A. Kriegshauser.....................................        9,625(5)        *
Steven F. Leer..............................................       28,121(3)(5)     *
James L. Parker.............................................      349,129(6)        *
A. Michael Perry............................................        2,367           *
J. Marvin Quin(1)...........................................        1,500           *
Jeffry N. Quinn.............................................       14,273(3)(5)     *
Theodore D. Sands...........................................        5,000           *
Robert W. Shanks............................................        5,795(5)        *
Kenneth G. Woodring.........................................       79,394(3)(5)     *
All directors and executive officers of the Company as a
  group (21 persons)........................................      602,528(7)         1.6

---------------

* Less than one percent of the outstanding shares.

(1) Messrs. Block, Boyd, Chellgren, Feazell, and Quin are executive officers of Ashland Inc. and to the extent they may be deemed to be control persons of Ashland Inc., they may be deemed to be beneficial owners of shares of Common Stock owned by Ashland Inc. Each of Messrs. Block, Boyd, Chellgren, Feazell, and Quin disclaims beneficial ownership of such shares.

(2) Mr. Dominguez is Chairman of the Board of Carboex, and to the extent he may be deemed to be a control person of Carboex, he may be deemed to be a beneficial owner of shares owned by Carboex. Carboex holds 1,640,000 shares of Common Stock. Mr. Dominguez disclaims beneficial ownership of such shares.

(3) Includes shares held jointly with such individual's spouse in the following amounts: Mr. Feazell, 100; Mr. Leer, 1,000; Mr. Quinn, 3,070 and Mr. Woodring, 2,500.

(4) Includes 500 shares owned by Mr. Hall's spouse as to which he disclaims beneficial ownership.

(5) Includes the following shares which such persons have or will have within 60 days after February 26, 1999, the right to acquire upon the exercise of employee stock options: Messrs. Leer -- 10,000; Woodring -- 66,500; Shanks -- 4,417; Quinn -- 4,525; and Kriegshauser -- 4,525.

(6) Consists of shares owned by a trust of which Mr. Parker is co-trustee. Mr. Parker is also President and a Director of Hunt Coal Corporation, and he may be deemed to share voting and dispositive power with respect to shares of Common Stock owned by Hunt Coal Corporation. Mr. Parker disclaims beneficial ownership of all such shares.

(7) Includes 500 shares owned by family members of persons in the group for which such persons disclaim beneficial ownership, 39,968 shares held by executive officers under Arch Coal's Employee Thrift Plan and 149,718 shares held subject to stock options.

                             EXECUTIVE COMPENSATION

     The following table is a summary of compensation information for each of the last three years for the Chief Executive Officer and each of the other four most highly compensated executive officers, based upon annual salary for the fiscal year ended December 31, 1998, paid by Arch Coal or its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                              -----------------------
                                            ANNUAL COMPENSATION                 AWARDS      PAYOUTS
                                -------------------------------------------   ----------   ----------
                                                                              SECURITIES
                                                             OTHER ANNUAL     UNDERLYING      LTIP         ALL OTHER
NAME AND                               SALARY    BONUS(1)   COMPENSATION(2)    OPTIONS     PAYOUTS(3)   COMPENSATION(4)
PRINCIPAL POSITION              YEAR     ($)       ($)            ($)            (#)          ($)             ($)
------------------              ----   -------   --------   ---------------   ----------   ----------   ---------------
Steven F. Leer................  1998   400,000       -0-           -0-          35,000          -0-         24,000
President & CEO                 1997   375,058   322,500           -0-          30,000      144,000         22,403
                                1996   309,731   310,000           -0-             -0-          -0-         13,600
Kenneth G. Woodring...........  1998   300,000       -0-         2,491          15,000          -0-         16,707
Executive Vice President        1997   285,819   138,969        30,814          15,000       29,085         17,049
                                1996   237,500       -0-           -0-          15,000          -0-          6,300
Robert W. Shanks..............  1998   225,000       -0-           -0-          13,250          -0-         13,500
Vice President -- Operations    1997   220,227   134,109         7,037          13,250       63,157         12,441
                                1996   175,727   123,200           -0-             -0-          -0-         10,560
Jeffry N. Quinn...............  1998   220,000       -0-           -0-          13,575          -0-         13,200
Senior Vice President           1997   206,564   127,220           -0-          13,575       42,560         12,294
Secretary & General Counsel     1996   171,656   120,540           -0-             -0-          -0-         10,332
Patrick A. Kriegshauser.......  1998   200,000       -0-           -0-          13,575          -0-         12,000
Senior Vice President &         1997   185,942   114,440           -0-          13,575       31,959         11,057
CFO                             1996   133,857    94,360        23,460             -0-          -0-          9,500

---------------

(1) All amounts listed were awarded with respect to the subject year and paid in the immediately succeeding year, with the exception of the amounts awarded for the period January through June 1997, which were paid in 1997.

(2) Represents amounts paid for the reimbursement of taxes paid by the listed individuals.

(3) The amounts paid in 1997 represent the pro rata amounts paid under the applicable Performance Unit Plans of Ashland Coal, for Mr. Woodring, or of the Company (for the other named individuals) for that portion of the 1995-1998 performance cycle that had been completed prior to termination of such plans which plans were terminated upon the consummation of the Ashland Merger. The next potential payout for the named executives under the Company's long-term compensation programs will be upon the expiration of the current four year performance cycle or December 31, 2001.

(4) This amount represents contributions made to the applicable Employee Thrift Plan, and contributions by the Company under its ERISA Forfeiture Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)                POTENTIAL REALIZABLE VALUE
                               -------------------------------------------    AT ASSUMED ANNUAL RATES OF
                                                       % OF TOTAL OPTIONS      STOCK PRICE APPRECIATION
                               NUMBER OF SECURITIES        GRANTED TO              FOR OPTION TERM
                                UNDERLYING OPTIONS     EMPLOYEES IN FISCAL    --------------------------
NAME                              GRANTED (#)(2)              YEAR              5%($)          10%($)
----                           --------------------    -------------------    ----------    ------------
Steven F. Leer.............           35,000                  9.8%             $503,509      $1,275,990
Kenneth G. Woodring........           15,000(3)               4.2%              215,789         546,853
Robert W. Shanks...........           13,250                  3.7%              190,614         483,053
Jeffry N. Quinn............           13,575                  3.8%              195,289         494,902
Patrick A. Kriegshauser....           13,575                  3.8%              195,289         494,902

---------------

(1) All options granted expire July 21, 2008 and are exercisable at a base price of $22.8750.

(2) The options are not exercisable during the first year following the date of the grant. The options are exercisable with respect to 33 1/3 percent of the underlying shares upon the first anniversary date of the grant and until the second anniversary, and are exercisable between the second and third anniversaries of the grant with respect to 66 2/3 percent of the underlying shares. After the third anniversary of the date of the grant, the options are exercisable with respect to 100 percent of the underlying shares.

(3) In addition to the grant shown in the table, Mr. Woodring had previously been awarded 61,500 options under the Ashland Coal, Inc. 1995 and 1988 Stock Incentive Plans (the "Prior Plans"). Pursuant to the terms of the merger agreement for the Ashland Merger, these options were replaced by fully vested options under the Company's 1997 Stock Incentive Plan. These replacement options are exercisable on the same terms and conditions (including per share exercise prices) as were applicable to such options granted under the Prior Plans.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                 SHARES                       OPTIONS AT FY-END(#)            AT FY-END($)
                              ACQUIRED ON       VALUE       -------------------------   -------------------------
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              ------------   ------------   -------------------------   -------------------------
Steven F. Leer..............    -0-              -0-              10,000/55,000                  -0-/-0-
Kenneth G. Woodring.........   7,335          77,017.50           66,500/25,000                  -0-/-0-
Robert W. Shanks............    -0-              -0-               4,417/22,083                  -0-/-0-
Jeffry N. Quinn.............    -0-              -0-               4,525/22,625                  -0-/-0-
Patrick A. Kriegshauser.....    -0-              -0-               4,525/22,625                  -0-/-0-

          BOARD OF DIRECTORS AND PERSONNEL AND COMPENSATION COMMITTEE
                   REPORT ON EXECUTIVE COMPENSATION FOR 1998

GENERAL

     The P&C Committee (the "Committee") is comprised entirely of non-employee directors and has the responsibility for reviewing and approving changes to Arch Coal's executive compensation policies and programs. The Committee also approves all compensation payments to the Chief Executive Officer and other senior executives, except for grants of stock-based compensation, which are approved by the Board of Directors as a whole.

     The members of the Committee are free from interlocking or other relationships that could create a conflict of interest.

COMPENSATION PRINCIPLES

     Arch Coal's compensation program for executives consists of three key elements:

     1. A base salary;

     2. A performance-based annual bonus; and

     3. A long-term incentive program consisting of periodic grants of both stock options and performance shares or units.

     The fundamental objective of the Company's executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value. The Company's compensation program meets this objective by:

     1. Providing for a level of base compensation that is competitive with other similarly sized publicly-traded companies, with particular emphasis on those in mining and extractive industries;

     2. Providing total compensation opportunities which are comparable to the opportunities provided by a group of peer companies of similar size and diversity to Arch Coal in analogous or related businesses (the "Compensation Peer Group"), as well as general industry indices. The Compensation Peer Group companies utilized for analyzing compensation comparisons are currently the same companies as utilized in the Performance Graph shown on page 13.

     2. Linking the compensation of Arch Coal executives to the operating and financial performance of the Company by making significant elements of each executive's compensation sensitive to the overall performance of the Company;

     4. Increasing the emphasis on variable pay and long-term incentives at more senior levels of the Company; and

     5. Rewarding executives for both the short and long-term enhancement of stockholder value.

ANNUAL BASE SALARY

     Annual salary is designed to compensate executives for their sustained individual performance. Salaries for senior executive officers are reviewed by the Committee and are generally targeted at the median of Arch Coal's Compensation Peer Group. Consideration is given to individual results and experience, as well as corporate and operational performance. Salaries are typically reviewed and adjusted on a 12 to 18 month basis but can be frozen as a result of poor company performance or other reasons as determined in the Committee's sole judgment. In July 1997 salaries for the CEO and other senior executives were adjusted as a result of the increase in their responsibilities as a result of the merger with Ashland Coal and becoming a public entity. At that time the Committee had intended that base salaries would be reviewed again in February 1999 with any adjustment being effective January 1, 1999. In February 1999, as a result of the disappointing financial performance of the Company in the second half of 1998, despite the achievement of several significant strategic goals during the year, the Committee decided to delay any increase in base salaries for the CEO and other senior executives until January, 2000. At that time, it will have been 30 months since salaries were last adjusted. However, due to achievement of significant strategic goals in 1998, most notably the ARCO Acquisition, described below, the Committee determined it would be appropriate to provide the CEO and other senior executives the opportunity to earn back the foregone salary increase if Company performance merits. This was accomplished by increasing for 1999 the maximum bonus opportunity for these executives under the annual Incentive Compensation Plan, discussed below.

ANNUAL INCENTIVE BONUS

     In December 1997 the Company adopted the Arch Coal, Inc. Incentive Compensation Plan to provide opportunities for key executives for the Company to earn annual incentive compensation based upon the successful achievement of both individual and Company operating performance objectives. A minimum Company financial performance level must be met before incentive bonus awards are generated. Assuming the initial threshold is met, the Company's overall performance, as well as the executive's individual performance, are considered in determining the amount of the award.

     A participant's maximum potential payout is based on his or her level of participation in the bonus plan. The maximum award level generally increases based upon an executive's potential to affect operations or profitability. In addition, Company performance is weighted more at senior levels in the organization; however, all participants in the program have an individual performance factor which is based upon evaluation of the extent to which an individual has successfully discharged his duties during the year. The CEO's individual performance factor is based upon the Board's evaluation of the CEO's performance in discharging his duties.

     Awards for the Chief Executive Officer and other senior executives are based upon overall corporate performance. For the group operating officers, awards are based upon both corporate performance as well as upon the performance of the business units for which they are responsible. Awards to other corporate employees are based upon overall corporate performance while the awards to other operating subsidiary employees are based upon a combination of both corporate and subsidiary performance. All award payments are subject to the final and conclusive review and approval of the Committee.

LONG-TERM INCENTIVES

     The Committee has determined a maximum long-term incentive opportunity for each of the Company's executive officers, delivered through awards of stock options and phantom performance shares. It is intended by the Committee that these incentive opportunities be competitive. The actual award, however, will be determined on the basis of actual Company performance.

Stock Options

     Arch Coal's employee stock option program is a long-term plan designed to link executive compensation with increased stockholder value. A target number of shares has been established for each executive officer and other key employees of the Company. This target helps to establish the range of stock options to be granted periodically to key employees. At the discretion of the Board of Directors, awards can be made that deviate from these general guidelines.

     All stock options are granted with an exercise price equal to the closing price of Common Stock on the date of grant. Vesting of stock options generally occurs over a period of three years; however, options will immediately vest upon a "change in control" of Arch Coal or upon an employee's death, retirement or disability.

Phantom Performance Shares

     On December 19, 1997 phantom performance shares were granted under the Stock Incentive Plan covering a four-year performance period beginning January 1, 1998. Performance shares can be earned based upon Arch Coal's total stockholder return ("TSR") relative to two external benchmarks: the Compensation Peer Group and the Standard and Poor's 400 mid-cap index. Each of these performance factors is weighted equally at 50%. In order for a payout to be generated under the performance share grants, TSR over the 4-year period must be at least equal to or greater than either the median TSR of the Compensation Peer Group or the 25th percentile of the S&P 400 mid-cap index. Maximum payouts will be generated if the Company's TSR is at least equal to the 75th percentile level of each group. The number of performance shares granted were based upon the employee's responsibility level, performance and salary. As of December 31, 1998 the Company's TSR for the performance period beginning January 1, 1998 was -36%. This would result in performance below the median compared to the TSR of the Company's Compensation Peer Group and performance below the 25th percentile when compared to the S&P
400. As a result, if the performance cycle which began January 1, 1998 were terminated as of December 31, 1998, no performance shares would be earned.

     Payments with respect to performance shares earned during the four-year performance period may be made wholly or partially in cash, or wholly or partially in shares of Arch Coal Common Stock, at the discretion of the Board of Directors and as permitted by applicable securities laws. The Board of Directors can adjust, in its discretion, the performance measures established and may adjust any payments earned during any performance period downward based on poor performance or such factors as the Committee deems appropriate.

DEDUCTIBILITY OF COMPENSATION

     Under Section 162(m) of the Internal Revenue Code (the "Code"), the Company is subject to loss of the deduction for compensation in excess of $1,000,000 paid per year to any of the executive officers named in this Proxy Statement. It is likely that the deduction can be preserved since the stockholders ratified the Stock Incentive Plan in 1998 and if Arch Coal complies with certain conditions in the design and administration of its compensation programs. The Committee intends to make every reasonable effort, consistent with sound executive compensation principles and the future needs of the Company, to ensure that all future amounts paid to its executive officers will be fully deductible by the Company.

OTHER PLANS

     Arch Coal maintains a Deferred Compensation Plan pursuant to which certain executives (those at Incentive Compensation levels I -- III) can defer base and annual incentive compensation. The Company also maintains an Employee Thrift Plan, a Cash Balance Pension Plan, insurance and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

1998 Company Performance

     1998 was a year of disappointing financial performance for the Company, but a year in which significant strategic objectives were accomplished. On June 1, 1998 the Company completed the acquisition of the U.S. coal properties of Atlantic Richfield Company (the "ARCO Acquisition"). This acquisition came less than one year after the Company's merger with Ashland Coal, Inc. on July 1, 1997 (the "Ashland Merger"). Since the ARCO Acquisition was consummated, significant progress has been made integrating the acquired properties into the Company.

     The table below shows key measures of the Company's financial performance for 1998 compared to 1997. The growth in revenue, income from operations, EBITDA and tons sold is due primarily from the inclusion of the former Ashland Coal operations for a full year in 1998 and the inclusion of the operations acquired in the ARCO Acquisition for the last seven months of 1998. The ARCO Acquisition also resulted in the increase in debt and debt/equity ratios.

(IN MILLIONS EXCEPT PERCENTAGES AND PER SHARE DATA)               1998        1997
---------------------------------------------------             --------    --------
Revenues....................................................    $1,505.6    $1,066.9
Net Income..................................................        30.0        30.3
Income from operations......................................        87.8        41.9(1)
Debt........................................................     1,309.1       248.4
EBITDA(2)...................................................       313.5       224.6
Earnings Per Share..........................................        0.76        1.00
Tons Sold...................................................        81.1        40.5
Return on Average Equity....................................         4.9%        8.2%
Total Shareholder Return....................................      (36.12)%      0.36%(3)

---------------

(1) Includes merger related expenses of $39.1 million.

(2) Income from operations before the effect of changes in accounting principles and extraordinary items, merger-related costs and unusual items, net interest expense, income taxes, depreciation, depletion and amortization for the Company, its subsidiaries and its ownership percentage in its equity investments.

(3) Performance of the Company prior to the Ashland Merger is attributable to Ashland Coal, Inc.

1998 CEO Compensation

     Mr. Leer became the Company's Chief Executive Officer in 1992. Upon consummation of the Ashland Merger and consistent with the assumption of increased duties and responsibilities resulting from the Ashland Merger, Mr. Leer received a base salary increase of $75,000 effective July 1. At that time the Committee indicated that Mr. Leer's base salary would be reviewed again in February 1999 and any adjustments made effective January 1, 1999. Considering the Company's post-Ashland Merger performance in the last half of 1997 and the successful integration efforts associated with the Ashland Merger during that period, and his efforts in successfully consummating the ARCO Acquisition, Mr. Leer received a grant of 35,000 stock options on July 21, 1998, 11,666 of which vest July 21, 1999, and an additional 11,666 of which vest on July 21, 2000, and the remainder of which fully vest on July 21, 2001. Such options would nonetheless fully vest upon a "change in control" of Arch Coal or Mr. Leer's death, retirement or disability.

     Despite the strategic significance of the ARCO Acquisition, the Company's financial performance in 1998 was disappointing. Prior to the beginning of the year, under the Company's Incentive Compensation Plan, return on equity ("ROE) had been established by the Committee as the corporate performance measure and a 9.00% ROE had been established as the threshold level which had to be obtained before any bonus would be paid to Mr. Leer under the Plan. If the effects of the ARCO Acquisition were excluded and all other extraordinary items for the year, both positive and negative, were included, the Company's ROE for the year would have been 9.25%. Under the discretion retained by the Committee under the Company's Incentive Compensation Plan, the Committee determined that it would not be appropriate to exclude the ARCO Acquisition in its entirety since the acquisition was approved by the Board based upon the economic analysis performed by Mr. Leer and the Company's management. If the Company's budget for 1998 was adjusted by the dilutive effect on net income of the ARCO Acquisition which was forecasted in the acquisition economics and the same relative performance level to budget maintained for the threshold level which had been met before any bonus would be paid to Mr. Leer, this would have resulted in a revised threshold of a 7.47% ROE. Since the Company's actual ROE for 1998 was only 4.88%, Mr. Leer received no annual bonus for 1998.

     It was also determined by the Committee that as a result of the financial performance of the Company, Mr. Leer should receive no base salary increase effective January 1, 1999, as had been originally anticipated. However, given the other accomplishments of the Company during the year, the Committee determined it would be appropriate to increase the maximum bonus opportunity for Mr. Leer under the Company's Incentive Compensation Plan for 1999 to 125% of base salary to provide him an opportunity to recover the foregone salary increase if the Company's performance merits.

     This report is submitted by the P&C Committee with respect to all matters set forth in the Report, except for those matters related to stock options and performance shares, and by the entire Board of Directors only with respect to stock options and performance shares. Mr. Leer excused himself from Board meetings and abstained from voting on all matters relating to stock-based compensation.

     In summary, the Committee and the Board believe that the total compensation opportunities provided to the Company's executive officers create a strong linkage and alignment with the long-term best interest of Arch Coal and its stockholders.

    PERSONNEL AND                                 ARCH COAL, INC.
    COMPENSATION COMMITTEE                        BOARD OF DIRECTORS
    ----------------------                        ------------------
    Thomas L. Feazell, Chairman                   James R. Boyd, Chairman
    James R. Boyd                                 Paul W. Chellgren
    Paul W. Chellgren                             Ignacio Dominguez Urquijo
    John R. Hall                                  Thomas L. Feazell
    Douglas H. Hunt                               John R. Hall
                                                  Robert L. Hintz
                                                  Douglas H. Hunt
                                                  Steven F. Leer
                                                  James L. Parker
                                                  A. Michael Perry
                                                  J. Marvin Quin
                                                  Theodore D. Sands

                         ARCH COAL PERFORMANCE GRAPH(1)

            COMPARISON OF FIVE YEAR CUMULATIVE SHAREHOLDER RETURN(2)


                     ----------------------------------------------------------
                     12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
-------------------------------------------------------------------------------
Arch Coal              100        95        71        95        95        60
Peer Group             100        90       112       116        95        69
S&P 400 (Midcap)       100        96       126       150       199       237

---------------

(1) Peer Companies include: Cyprus Amax Minerals Company, Freeport-McMoran Copper & Gold Inc., Newmont Mining Corporation, The Pittston Company, Southern Peru Copper Corporation, and Vulcan Materials Company.

(2) Performance shown in the graph for the Company prior to the Ashland Merger is attributable to Ashland Coal, Inc.

PENSION PLAN

     In October 1997, the Company adopted a Cash Balance Pension Plan (the "Pension Plan") effective January 1, 1998, to combine and replace both the Arch Coal, Inc. Pension Plan and the Ashland Coal, Inc. Pension Plan for salaried employees (each collectively, the "Prior Pension Plan"). The benefits of an individual employed on January 1, 1998, were vested as of that date. An individual hired after January 1, 1998, becomes vested in his or her benefits after three years of service. If an individual participated in the Prior Pension Plan, his or her Pension Plan account was credited with an opening balance based on the present value of his or her earned pension benefit, payable at age 65, under the Prior Pension Plan as of December 31, 1997. On an annual basis (or a shorter period if a participant's employment is terminated), each participant's account is credited with the following: (i) contribution credits equal to a percent of total pay; (ii) transition credits for a period equal to a participant's credited service under the Prior Pension Plan as of December 31, 1997 (to a maximum of 15 years from December 31, 1997); and (iii) interest credits based on one-year treasury yields plus 1%. The percentage amounts of the contribution and transition credits, which are shown in the following chart, are based on the participant's age at year end.

                                                           CONTRIBUTION CREDITS*    TRANSITION CREDITS
AGE AT YEAR END                                             AS % OF TOTAL PAY**     AS % OF TOTAL PAY
---------------                                            ---------------------    ------------------
Under 30.................................................          3.0%                    1.0%
30 to 34.................................................          4.0%                    1.0%
35 to 39.................................................          4.0%                    2.0%
40 to 44.................................................          5.0%                    3.0%
45 to 49.................................................          6.0%                    4.0%
50 to 54.................................................          7.0%                    4.0%
55 and over..............................................          8.0%                    4.0%

---------------

* Plus an additional 3% of pay above the Social Security wage base.

**Total pay means regular salary plus annual incentive bonus payments.

     Any participant whose benefits under the Pension Plan are limited by the Internal Revenue Service's annual compensation limit ($160,000 for 1999) or maximum benefit limitation is eligible to participate in the Supplemental Pension Plan. The benefit provided under the Supplemental Pension Plan is the excess of the benefit to which the participant would be entitled under the Pension Plan had his or her benefit not been limited by the Internal Revenue Service's annual compensation limit or maximum benefit limitation, over the benefit to which the participant is actually entitled under the Pension Plan.

     As of December 31, 1998, the estimated annual annuities (based on one-year treasury yields) payable at age 65 to Messrs. Leer, Woodring, Shanks, Quinn and Kriegshauser under both the Pension Plan and Supplemental Pension Plan were $292,860, $146,712, $171,144, $169,704, and $154,968, respectively. The actuarial assumption used in the calculation to determine the annuity included the assumption that annual compensation remained unchanged from 1998. Annual incentive compensation was based on the average of incentive compensation awarded over the last four years. The interest rate for determining the annuity was 5.01%. The interest credits for 1999 and future years was 5.12%.

EMPLOYMENT AGREEMENTS

     Mr. Leer entered into an employment agreement with the Company dated March 1, 1992. The agreement is automatically renewed from year to year unless terminated sixty days in advance of the end of each year. The agreement provides for an annual base salary of not less than $250,000 and requires the Company to maintain an incentive compensation plan under which Mr. Leer is entitled to receive annual bonuses of up to 100% of his base salary; however, the amount of the bonus actually received is to be determined on the basis of the achievement by the Company of certain performance goals as established by the Board of Directors (or a committee thereof) on an annual basis.

COMPENSATION OF DIRECTORS

     Non-employee Directors of Arch Coal during 1998 received an annual retainer of $25,000 and a $1,250 fee for each Board or Committee meeting attended and expenses incurred in attending all such meetings. A Director who serves as a chairman of a committee or as Chairman of the Board received an additional fee of $4,000 for each chairmanship held by such Director. For 1998, Messrs. Boyd, Chellgren, Feazell, and Quin waived the payment of their fees and retainers, which waiver may be withdrawn at any time. Effective January 1, 1999, the Company adopted the Outside Directors' Deferred Compensation Plan. This Plan replaced the Deferred Compensation Plan for Directors' Fees that was terminated December 31, 1998. Under the Plan, directors may elect to defer payment of all or a portion of his fees until termination of his service as a Director, his death or such other time as provided by the Board. Deferred amounts are credited (or debited) in accordance with the terms of the Plan based upon a hypothetical investment in any one or more of a total of ten investment options, including Company Common Stock, as elected by the participant. (See Board of Directors and Personnel and Compensation Committee Report on Executive Compensation for 1998, "Other Plans".)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following individuals served as members of the P&C Committee during 1998: Messrs. Thomas L. Feazell (Chairman), James R. Boyd, Paul W. Chellgren, John R. Hall and Douglas H. Hunt. Messrs. Robert Charpie and Thomas Marshall also served on the Committee until their retirement from the Board in April of 1998. None of the members of the Committee are, or at any time have been, officers or employees of Arch Coal or any of its subsidiaries. Messrs. Boyd, Chellgren, and Feazell are employees of Ashland Inc. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for further information about the relationship of Arch Coal with Ashland Inc.)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Arch Coal purchased fuel, oil and other products and services from Marathon Ashland Petroleum LLC, of which Ashland Inc. owns 38%, at current market prices using standard purchase orders. Such purchases amounted to approximately $7.2 million in 1998.

     As of December 31, 1998, Ashland Inc. guarantees approximately $9.2 million of coal royalty payments, land lease and various other obligations of Ashland Coal.

     Management believes charges between Arch Coal and Ashland Inc. for services rendered or provided were reasonable, and that the other transactions described above were concluded on terms equivalent to those prevailing among unaffiliated parties.

     Ernst & Young LLP, whose appointment as independent auditor for Arch Coal is sought to be ratified under Proposal 2, is also the independent auditor for Ashland Inc., and Ernst & Young S.A., a Spanish affiliate of Ernst & Young LLP, is the independent auditor for Carboex.

     The Company, Ashland Inc., Carboex, and various trusts and corporations owned by trusts, for the benefit of descendants of H. L. and Lyda Hunt are parties to a Registration Rights Agreement pursuant to which certain of such stockholders will have certain rights to require the Company to register the sale of such stockholders' shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). Subject to certain limitations, all such stockholders also have certain incidental rights under the Registration Rights Agreement to include shares of Common Stock in registration statements filed under the Securities Act with respect to offerings of Common Stock by other stockholders of the Company.

     Pursuant to a Stockholders Agreement between the Company, Ashland Inc. and Carboex, the Company has agreed to nominate for election as a director of the Company a person designated by Carboex, and Ashland Inc. has agreed, among other things, to vote its shares of Common Stock in a manner sufficient to cause the election of such nominee. In addition, pursuant to this Agreement, Ashland Inc. has agreed that if it or any of its affiliates desire to sell or otherwise dispose of (other than pursuant to a public offering or pursuant to the Registration Rights Agreement described above) 50% or more of the shares of Common Stock then held by Ashland Inc. and its affiliates to an Industrial Buyer (as defined in the Stockholders Agreement) or 20% or more of the total outstanding shares of Common Stock to an Industrial Buyer, then subject to the satisfaction of certain conditions, Carboex will have the right to sell or otherwise dispose of all of the shares of Common Stock then held by it in such transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied. In making these statements, the Company has relied on copies of the reports that its executive officers and directors have filed with the SEC.

                          PROPOSAL TO RATIFY AUDITORS
                         (PROPOSAL 2 ON THE PROXY CARD)

     Subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of Arch Coal and its subsidiaries for the year ending December 31, 1999. Ernst & Young LLP is also the independent auditor for Ashland Inc. and Ernst & Young S.A., a Spanish affiliate of Ernst & Young LLP, is the independent auditor for Carboex. Submission of the appointment to the stockholders for their ratification is not required. However, the Board will reconsider the appointment if it is not ratified by the stockholders.

     The following resolution concerning the appointment of independent auditors will be offered at the meeting:

        "RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors of the Corporation to audit the accounts of the Corporation and its subsidiaries for the year ending December 31, 1999, is hereby ratified."

     Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee and the Board of Directors recommend the stockholders vote "FOR" such ratification.

     Prior to the Ashland Merger, Arthur Andersen LLP acted as independent auditors for the Company. Upon consummation of the Ashland Merger, the Board of Directors approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending 1997.

     Prior to the Ashland Merger, Ernst & Young LLP acted as independent auditors for Ashland Coal, Inc. Ernst & Young LLP also acts as the independent auditors for Ashland Inc. Arthur Andersen LLP's report on the Company's financial statements for the fiscal year ended December 31, 1996 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures during such fiscal year or thereafter through and including the date of the conclusion of Arthur Andersen LLP's services, which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report.

                                 MISCELLANEOUS

     The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by Arch Coal. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, telephone, telegraph and personal interview, and by regularly engaged officers and employees of Arch Coal, who will not be additionally compensated therefor.

     The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

     A form of proxy which is properly signed, dated and not revoked will be voted in accordance with the instructions contained therein. IF NO INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED IN THE FORM OF PROXY SOLICITED BY THE BOARD OF DIRECTORS INTEND TO VOTE FOR THE NOMINEES NAMED THEREIN FOR ELECTION AS DIRECTORS; AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1999.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2000

     Stockholders of Arch Coal may present proposals for consideration at the 2000 Annual Meeting of Stockholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934 and Arch Coal bylaws. Proposals of stockholders which are the proper subject for inclusion in the Proxy Statement and for consideration at the 2000 Annual Meeting must be received by Arch Coal's Corporate Secretary no later than November 13, 2000, in order to be included in Arch Coal's Proxy Statement and form of proxy card.

     The Company's bylaws provide that a stockholder must deliver to the Secretary of the Company at its principal executive office written notice of any proposal he or she intends to present at the annual meeting, other than through inclusion of such proposal in the Company's proxy materials for that meeting. This written notice must be delivered not sooner than January 10 nor later than January 30, 2000. If the 2000 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from April 9, 2000, then notice must be delivered not earlier than the 90th day, nor later than the 70th day (or the tenth day following the public announcement of the meeting date), prior to the 2000 Annual Meeting. If the Company does not receive notice by the required date and such proposal is presented at the 2000 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal. Stockholders should consult the Company's bylaws for further requirements in connection with the presentation of proposals at an annual meeting.

     Please fill in, sign and date the enclosed form of proxy and return it in the accompanying addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting and wish to vote your shares in person, you may do so if you notify the Secretary of the meeting in writing prior to the voting of the proxy. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ Jeffry N. Quinn

                                          JEFFRY N. QUINN
                                          Senior Vice President -- Law and Human
                                          Resources
                                          Secretary and General Counsel

St. Louis, Missouri
March 12, 1999


                                                          ARCH COAL, INC.
P                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                                             FOR THE ANNUAL MEETING ON APRIL 9, 1999
O
X
Y
     The undersigned hereby appoints STEVEN F. LEER and JEFFRY N. QUINN, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Arch Coal, Inc. to be held at its headquarters at
     CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Friday, April 9, 1999, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting (including with respect to the election of directors, the power to cumulate votes and distribute such votes among the nominees) on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.



          ELECTION OF DIRECTORS. NOMINEES:                       (COMMENTS OR CHANGE OF ADDRESS)
          --------------------------------

Phillip W. Block              Douglas H. Hunt                    --------------------------------------------------------
James R. Boyd                 Steven F. Leer                     --------------------------------------------------------
Paul W. Chellgren             James L. Parker                    --------------------------------------------------------
Ignacio Dominguez Urguijo     A. Michael Perry                   --------------------------------------------------------
Thomas L. Feazell             J. Marvin Quin                     (If you have written in the above space, please mark the
Robert L. Hintz               Theodore D. Sands                  corresponding box on the opposite side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF
YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND
RETURN YOUR CARD.

                                                                                                              ---------------
                                                                                                              | SEE REVERSE |
                                                                                                              |    SIDE     |
                                                                                                              ---------------

                                                      - FOLD AND DETACH HERE -

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS                                                        2174
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

                    FOR         WITHHELD                                                 FOR       AGAINST      ABSTAIN
1.  Election of     / /           / /                                                    / /         / /          / /
    Directors                                        2.  Ratification of Ernst & Young
    (see opposite                                        LLP as independent Auditors
    side)                                                for 1999.
For, except vote withheld from the following nominee(s):

  ------------------------------------



                                                     You are encouraged to specify your choices by marking the appropriate boxes, and promptly returning this proxy in the enclosed envelope, which requires no postage, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors.


                                                     Change of Address/                              / /
                                                     Comments on opposite side.

                                                     I plan to attend the Annual Meeting             / /

SIGNATURE(S)                                   DATE
             ---------------------------------      ----------------------

NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in full partnership name by an authorized person.

                                                      - FOLD AND DETACH HERE -


                                                          ARCH COAL, INC.
P                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                                         FOR THE ANNUAL MEETING ON APRIL 9, 1999
O
X
Y

The undersigned as a participant under Arch Coal thrift plans (the Arch Coal, Inc. Employee Thrift Plan or Mingo Logan Savings
Plan, collectively the "Plan") hereby instructs Chase Manhattan Bank, N.A., Trustee to constitute and appoint STEVEN F. LEER and
JEFFRY N. QUINN, and each of them, with power of substitution, as the proxy of said Trustee to represent the interests of the undersigned in the Common Stock of Arch Coal, Inc. ("Arch Coal") held under the terms of the Plan at the Annual Meeting of
Stockholders of Arch Coal to be held at its headquarters at CityPlace One, St. Louis, Missouri, at 10:00 a.m. on Friday, April 9,
1999, and at any adjournments thereof, and to vote with all powers the undersigned would possess if present at such meeting, all shares of Common Stock credited to the undersigned under the Plan as of the record date for the Annual Meeting (including with respect to the election of directors, the power to cumulate votes and distribute such votes among the nominees) on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting.


          ELECTION OF DIRECTORS. NOMINEES:                       (COMMENTS OR CHANGE OF ADDRESS)
          --------------------------------

Phillip W. Block              Douglas H. Hunt                    --------------------------------------------------------
James R. Boyd                 Steven F. Leer                     --------------------------------------------------------
Paul W. Chellgren             James L. Parker                    --------------------------------------------------------
Ignacio Dominguez Urguijo     A. Michael Perry                   --------------------------------------------------------
Thomas L. Feazell             J. Marvin Quin                     (If you have written in the above space, please mark the
Robert L. Hintz               Theodore D. Sands                  corresponding box on the opposite side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF
YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND
RETURN YOUR CARD.

                                                                                                              ---------------
                                                                                                              | SEE REVERSE |
                                                                                                              |    SIDE     |
                                                                                                              ---------------

                                                      - FOLD AND DETACH HERE -

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS                                                        2909
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

                    FOR         WITHHELD                                                 FOR       AGAINST      ABSTAIN
1.  Election of     / /           / /                                                    / /         / /          / /
    Directors                                        2.  Ratification of Ernst & Young
    (see opposite                                        LLP as independent Auditors
    side)                                                for 1999.
For, except vote withheld from the following nominee(s):

  ------------------------------------



                                                     You are encouraged to specify your choices by marking the appropriate boxes, and promptly returning this proxy in the enclosed envelope, which requires no postage, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors.


                                                     Change of Address/                              / /
                                                     Comments on opposite side.

                                                     I plan to attend the Annual Meeting             / /

SIGNATURE(S)                                   DATE
             ---------------------------------      ----------------------

NOTE: Please sign exactly as your names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such.  If a corporation, please sign in full corporate name by an authorized officer.  If a partnership, please sign in full partnership name by an authorized person.

                                                      - FOLD AND DETACH HERE -